STOCK PURCHASE AGREEMENT

July 31, 2007

The parties to this Stock Purchase Agreement are Advanced Connections, Inc., an Idaho corporation (“ACI”), Crystal Hospitality Holdings, Inc., a Delaware corporation (“CHH”); and Crystal International Travel Group. Inc., a Delaware corporation (the “Stockholder”).

Accordingly, it is agreed as follows:

1.  Transactions at the Closing.

1.1  Purchase of CHH Stock. At the closing referred to in section 2, the Stockholder shall sell, assign and deliver to ACI all of the shares of CHH capital stock owned by the Stockholder as set forth on Schedule 1 and ACI shall purchase and acquire those shares (the “CHH Shares”).

1.2  Payment of Purchase Price.

At the closing, ACI shall pay $10.00 to the Stockholder. As additional consideration and subject to the conditions set forth in Sections 1.3 and 1.4 below, ACI shall make cash payments of $2,500.00 (the “Monthly Purchase Price”) to the Stockholder beginning on August 31, 2007 and continuing to make such payments on the last day of each month for a period of fifty-nine months (the “Monthly Purchase Price Period”).

1.3  Offset of the Monthly Purchase Price. Subsequent to the closing, ACI shall license back to the Stockholder the right and obligation to maintain and operate www.suntrips.com (the “Website”) pursuant to terms and conditions to be determined within thirty days of the Closing for the Monthly Purchase Price Period. At the end of each month during the Monthly Purchase Price Period, the Stockholder shall calculate the revenues generated by the Website and remit to ACI within five business days the revenue generated during the month, which shall offset by the Monthly Purchase Price to the extent applicable.

1.4  Repurchase Right. At any time during the Monthly Purchase Price Period, the Stockholder shall have the right to reacquire the Website by providing ACI ten days prior written notice; provided, however, that if the Website is reacquired, the sole consideration the Stockholder shall be required to tender is that ACI shall no longer be required to make any additional Monthly Purchase Price payments.

1.5  Certain Definitions.

(a)  As used in this agreement:

(i)  the term “Cash and Cash Equivalents” means all cash and other liquid assets, including, but not limited to, bank deposits, paper currency and coins, negotiable money orders and checks, U.S. Treasury bills, money-market fund shares and commercial paper;

(ii)  the term “Knowledge of the Stockholder” means the actual knowledge, after due inquiry, of any the Stockholder; and

(iii)  the term “Material Adverse Effect” means any change or event that has had, or would reasonably be expected to have, a material adverse effect on the assets, liabilities, financial condition, business, or operations of CHH.

2.  Closing.

2.1  Date of Closing Subject to the satisfaction of the conditions set forth in section 7 (or waiver by ACI), the closing under this agreement shall take place at the offices of Crystal International Travel Group, Inc. at 2160 Headquarters Plaza, 10th Floor, Morristown, New Jersey 07960 (or at such other place as the parties may agree upon in writing) on or before July 27, 2007. The date on which the closing is held is referred to in this agreement as the “Closing Date.” At the closing, the parties shall execute and deliver the documents referred to in section 8.

2.2  Outside Date for Closing. If the closing has not occurred by July 31, 2007, this agreement may be terminated as provided in section 10; upon such termination none of the parties shall have any liability of any kind arising out of this agreement other than any liability resulting from its breach of this agreement prior to termination.

3.  Representations and Warranties by CHH and the Stockholder. Each of CHH and the Stockholder represents and warrants to ACI, except as set forth in a correspondingly numbered disclosure schedule delivered by CHH to ACI, as follows:

3.1  Organization and Authority of CHH. CHH is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has the full power and authority to enter into and to perform this agreement and to own, lease and operate its properties as it now does and to carry on its business as it is presently being conducted. CHH is duly qualified and in good standing as a foreign corporation in each jurisdiction in which it is required to be so qualified. The copies of CHH’s organizational documents and any stockholder or voting agreements that have been delivered to ACI are complete and correct, and there are no other documents or agreements affecting the rights or obligations of the stockholders of CHH as such. The execution, delivery and performance of this agreement by CHH have been duly authorized by all necessary corporate and stockholder action and this agreement constitutes a legal, valid and binding obligation of CHH enforceable against CHH in accordance with its terms. CHH Tours, Inc. is the sole stockholder of each of its subsidiaries.

3.2  No Conflicts.

(a)  The execution, delivery and performance of this agreement by CHH and the Stockholder will not (i) conflict with the organizational or governing documents of CHH; (ii) conflict with, or result in the breach or termination of, or constitute a default under, or increase CHH’s obligations, or diminish CHH’s rights under, any lease, agreement, commitment or other instrument, or any order, judgment or decree, to which CHH is a party or by which CHH or any of its properties is bound; (iii) constitute a violation of any law, regulation, order, writ, judgment, injunction or decree applicable to CHH; (iv) result in the creation of any claim, lien, security interest, charge or encumbrance upon any capital stock or assets of CHH; or (v) have a Material Adverse Effect.

(b)  No consent, approval or authorization of, or designation, declaration or filing with, any court or governmental authority or any other person or entity is required on the part of CHH or any of the Stockholder in connection with the execution, delivery and performance of this agreement by CHH or the Stockholder.

3.3  Capitalization. CHH has outstanding [ ] shares of common stock and no shares of preferred stock, which are owned solely by the Stockholder and no other person or entity holds any equity interest in CHH. The Stockholder holds those shares of record and beneficially, free and clear of any claim, lien or encumbrances. There are no outstanding subscriptions, options, warrants or rights of any kind to acquire any interest in or shares of any class of CHH; there are no outstanding securities convertible into any interest in CHH; and there are no obligations that might require CHH to issue any such options, warrants, rights or securities. There are no existing arrangements that require or permit any shares or other interest in CHH to be voted by or at the discretion of anyone other than the record owner, and there are no restrictions of any kind on the transfer of any shares in CHH, except as may be imposed by applicable United States federal and state securities laws. At the closing, ACI shall acquire all of the outstanding stock of CHH, free and clear of any claim, lien or encumbrance.

3.4  Financial Statements. Schedule 3.4 contains the consolidated balance sheets of CHH as of as of December 31, 2006. All of the financial statements contained in schedule 3.4 conform to the books and records of CHH as prepared in the ordinary course of business, reflect all expenses attributable to CHH during the periods covered, and present fairly the financial position and the results of its operations of CHH as of the dates and for the periods indicated, in accordance with GAAP applied on a consistent basis. All of the books of account of CHH have been exhibited or made available to ACI, and those books of account have been maintained in accordance with good business practice on a consistent basis and accurately record all transactions of CHH during the periods covered by them. All of the accounts receivable reflected in the balance sheets referred to in this section 3.4, and all of the accounts receivable outstanding as of the date of this agreement, arose from bona fide transactions in the ordinary course of business and none of them is subject to any defense, counterclaim or setoff, and none of the Stockholder has any reason to believe that any of them will not be collected in full when due). In the event ACI determines, in its reasonable discretion, that it is necessary to audit the unaudited financial statements of CHH as of December 31, 2006 in order to comply with any applicable law, ACI shall have the right to do so with an auditor selected by ACI in its sole discretion, at CHH’s sole cost and expense.

3.5  Absence of Undisclosed Liabilities. Except to the extent reflected or reserved for in the unaudited balance sheet as of December 31, 2006 referred to in section 3.4, or in the notes to either balance sheet, CHH has no liability or obligation of any kind, whether accrued, absolute, contingent or otherwise, other than fees and expenses incurred in connection with the consummation of the transactions contemplated hereby, for which the Stockholder are solely liable. To the Knowledge of the Stockholder, there is no basis for the assertion against CHH of any liability as of the date hereof.

3.6  Absence of Certain Changes. Since December 31, 2006, CHH has operated its business in the ordinary course and consistent with past practice, and:

(a)  there has not been any change or event that has had, or would reasonably be expected to have, a material adverse effect on the assets, liabilities, financial condition, businesses or operations of CHH;

(b)  CHH has not (i) entered into any transaction or incurred any liability or obligation, (ii) incurred any extraordinary loss (whether or not covered by insurance), or (iii) waived any rights of value;

(c)  CHH has not sold or transferred any assets other than assets that have been replaced with other assets of equal or greater value;

(d)  CHH has not made any distribution or paid any dividend to any of the Stockholder or acquired any stock or other interest in CHH or, directly or indirectly, made any other payment of any kind or any loan to any of the Stockholder or any of their respective affiliates or members of their respective families;

(e)  CHH has not granted or agreed to grant any general increase in any rate or rates of salaries or compensation or in benefits of any kind to its employees, agents, contractors or consultants, or any specific increase in the salary of or compensation to any employee, agent, contractor or consultant or any bonus or other payment to any employee, agent, contractor or consultant;

(f)  there has not been any default under any indebtedness of CHH or any event which with the lapse of time or giving of notice or both would constitute such a default;

(g)  CHH has not amended or terminated any contract or license to which it is a party;

(h)  CHH has not made any change in the manner in which its business is operated or the accounting principles or practices employed by it in connection with its business or introduced any material new method of management, operations or accounting, and no person who was a management level employee (i.e., supervised another employee) of CHH during the twelve months preceding the date of this agreement is currently not employed by or performing substantially similar services for CHH; and

(i)  CHH has not established any new Employee Benefit Plan, amended or modified any existing Employee Benefit Plan, or incurred any obligation or liability under any Employee Benefit Plan different in nature or amount from obligations or liabilities incurred during similar periods in prior years.

3.7  Ownership of Personal Property. Except for the lien, if any, of current taxes not yet due and payable, CHH has valid title, free and clear of any claim, lien, security interest, charge or encumbrance, to all personal property used in their respective businesses or presently located on their respective premises, including, but not limited to, all personal property reflected on the unaudited consolidated balance sheet of CHH as of December 31, 2006 referred to in section 3.4. CHH does not owe any amount to, or have any contract with or commitment to, or use any property (real or personal) in its business owned or leased by, any of the Stockholder or any director, officer, employee, agent or representative of CHH or any of their respective affiliates or family members.

3.8  Condition of Personal Property. All items of machinery, equipment and other tangible assets owned or used by CHH are, in all material respects, in good operating condition and in good condition of maintenance and repair, ordinary wear and tear excepted, and conform in all material respects to all applicable ordinances, rules, regulations and technical standards and all applicable building, zoning and other laws.

3.9  Litigation; Compliance with Laws. Except as disclosed in the reports, schedules, forms, statements and other documents required to be filed by the Stockholder with the Securities and Exchange Commission pursuant to the reporting requirements of the Securities Exchange Act of 1934, there is no claim, litigation, proceeding or governmental investigation pending or, to the Knowledge of the Stockholder, threatened, or any order, injunction or decree outstanding, against CHH or any of its respective properties or assets, in any jurisdiction, and, to the Knowledge of the Stockholder, there is no reasonable basis for future claims, litigations, proceeds or investigations against CHH or any of its properties or assets. CHH is operating its business in compliance with all applicable legal requirements of the United States (including, but not limited to, any United States law or regulation applicable to the conduct of business in any foreign jurisdiction), all states and localities in the United States, and all foreign jurisdictions and CHH, nor any manager, director or officer of CHH, nor any of the Stockholder, has received any notice within the prior two years or that remains outstanding or unresolved of any violation of any applicable legal requirement of the United States, any state or locality in the United States, or any foreign jurisdiction.

3.10  Taxes. CHH has filed all tax returns (including, but not limited to, all United States federal, state and local tax returns and all tax returns required by any foreign jurisdiction) required by law to be filed by it and each of those tax returns was true, correct and complete, and CHH has paid, or made provision in its consolidated financial statements referred to in section 3.4 for payment of, all Taxes of CHH (whether or not shown on a tax return) arising through the date of the financial statements referred to in section 3.4. There are no claims pending against CHH, nor to the Knowledge of the Stockholder are there any threatened claims, for past due Taxes. There are no outstanding waivers or agreements by CHH for the extension of the time for the assessment of any Tax. All Taxes that are or were required by law to be withheld or collected by CHH have been duly withheld or collected and paid to the proper tax authority. The United States federal income tax returns of CHH have not been audited by the Internal Revenue Service within the prior six years. For purposes of this agreement, the term “Taxes” means all taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, occupancy, rent, transaction, property or other taxes, customs, duties, fees, assessments or charges of any kind, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority (including, without limitation, any state, local, federal or other taxing authority, whether domestic or foreign). No taxing authority in a jurisdiction in which CHH does not file tax returns has claimed that CHH is obligated to file tax returns in that jurisdiction. CHH has not deferred the payment of Taxes by the use of the cash, installment or a long-term contract method of accounting, has been required to make an adjustment under section 481 of the Internal Revenue Code (the “Code”) because of a change of method of accounting or has entered into any closing agreement or similar agreement requiring a payment of Tax after the time of the closing. CHH has not deferred the recognition of income for tax purposes beyond the taxable period in which the payment or account receivable to which that income relates was received or accrued. CHH has not made any payment, and through the consummation of the closing CHH will make any payment, that would be an “excess parachute payment” within the meaning of Code Section 280G (or any corresponding provisions of state, local or foreign Tax law), and CHH is not a party to any agreement, arrangement or plan that would obligate it to make any such payment.

3.11  Employees.

(a)  For the three (3) years preceding the date of this Agreement, CHH has been in compliance in all material respects with all currently applicable laws and regulations respecting employment, termination of employment, discrimination in employment, terms and conditions of employment, wages, hours, and occupational safety and health and employment practices, and has not engaged in any unfair labor practice. For the three (3) years preceding the date of this Agreement, CHH has in all material respects withheld all amounts required by law or by agreement to be withheld from the wages, salaries, and other payments to its employees and is not liable for any material arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing. CHH is not liable for any material payment to any trust or other fund or to any governmental or administrative authority with respect to unemployment compensation benefits, social security, or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending claims against CHH under any workers compensation plan or policy or for long term disability. There are no controversies pending or, to CHH’s knowledge, threatened, between CHH and any of its employees, which controversies have or could reasonably be expected to result in an action, suit, proceeding, claim, arbitration, or investigation before any agency, court, or tribunal, foreign or domestic, including claims for compensation, pending severance benefits, vacation time, vacation pay, or pension benefits, or any other claim pending in any court or administrative agency from any current or former employee or any other Person arising out of CHH’s status as employer or purported employer or any workplace practices or policies whether in the form of claims for employment discrimination, harassment, unfair labor practices, grievances, wage and hour violations, wrongful discharge, or otherwise. CHH is not a party to any collective bargaining agreement or other labor union contract nor does CHH know of any activities or proceedings of any labor union to organize any such employees. To CHH’s knowledge, no employees of CHH are or have in the past been in material violation of any term of any employment contract, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by CHH because of the nature of the business conducted by CHH or to the use of trade secrets or proprietary information of others.

(b)  The transactions contemplated by this agreement will not trigger (either alone or in connection with an employment termination) or enhance any payments of any kind to any employee, director, consultant or independent contractor of CHH, or limit the deducibility thereof.

3.12  Intellectual Property.

(a)  Schedule 3.12(a) contains a true and complete list of Intellectual Property owned or licensed by CHH. CHH owns, free and clear of any claim, lien or encumbrance, or possesses a perpetual, exclusive, worldwide, and irrevocable license to use, distribute, reproduce and create derivatives of, all of the Intellectual Property listed or summarized on schedule 3.12(a), and the items listed or summarized on schedule 3.12(a) constitute all Intellectual Property necessary for or used in the continued operation of the business of CHH in a manner consistent with past practices. To the Knowledge of the Stockholder, (a) there is no violation by others of any right of CHH with respect to its Intellectual Property; and (b) CHH was and is not infringing upon or misappropriating any Intellectual Property or other rights of any third party, and there are no valid grounds for any bona fide claim of any such kind. No proceedings are pending or, to the Knowledge of the Stockholder threatened, and no claim has been received by CHH or any of the Stockholder alleging any such infringement or misappropriation.  No additional license fee, royalty or similar fee of any kind is payable by CHH for the use of any Intellectual Property.

(b)  CHH is not, and as a result of the execution or delivery of this agreement or performance of its obligations hereunder, will not be, in violation of any license, sublicense, agreement or instrument to which it is a party or otherwise bound, nor will execution or delivery of this agreement, or performance of its obligations hereunder, (1) cause the diminution, termination or forfeiture of any of its Intellectual Property rights, (2) cause, or create an individual or governmental cause of action for, the violation or infringement of any individual’s privacy rights.

(c)  CHH has taken commercially reasonable steps to protect its rights in its confidential or proprietary information (both of CHH and that of third persons that CHH has received under an obligation of confidentiality) and Intellectual Property.

(d)  “Intellectual Property” means trademarks, trade names, service marks, trade dress, copyright registrations and applications, material copyrightable content or other works, patents, patent applications, material trade secrets, logos, software (including both its executable code and source code), databases (including all of the information in the databases including, but not limited to, personally identifiable information, nonpersonally identifiable information, assessment data, and other items and responses), web sites, and domain names and domain name registrations (including any URL accessible by CHH’s clients or authorized members of the public) owned throughout the world and used, or currently in development, by CHH in their business.

3.13  ERISA / Certain Employment Matters.

(a)  Neither CHH nor any entity that would be deemed a “single employer” with CHH under Section 414(b), (c), (m), or (o) of the Code or Section 4001 of ERISA (an “ERISA Affiliate”) is a party to, obligated under, or otherwise maintains, contributes or sponsors, any pension, annuity, retirement, equity-based, stock purchase, savings, profit sharing, severance, health, welfare, or deferred compensation plan or agreement, or any retainer, employment, consultant, bonus, group insurance or other compensation, incentive or benefit contract, plan or arrangement with regard to any current or former employee, consultant, independent contractor or director (or any dependent or spouse thereof) of CHH (each, an “Employee Benefit Plan”), and no such individual is entitled to any benefits except pursuant to an Employee Benefit Plan. Each Employee Benefit Plan complies and has been maintained and operated in all material respects in compliance with its terms and applicable law, including, without limitation, ERISA, the Code, and all laws and regulations of any foreign jurisdiction applicable to it. Each Employee Benefit Plan intended to qualify under Section 401(a) of the Code is qualified and has received a determination letter from the IRS to the effect that it is qualified under Section 401 of the Code, and any trust maintained pursuant thereto is exempt from federal income taxation under Section 501 of the Code and nothing has occurred or is expected to occur that caused or could cause the loss of such qualification or exemption or the imposition of any penalty or tax liability. All payments required by any Employee Benefit Plan, any collective bargaining agreement or other agreement, or by any United States federal or state law or the law of any foreign jurisdiction, with respect to all periods through the date of this agreement have been made. No claim, lawsuit, arbitration or other action (whether brought by a governmental authority or otherwise) has been threatened, asserted, instituted, or, to the Knowledge of the Stockholder, anticipated against any of the Employee Benefit Plans (other than non-material routine claims for benefits, and appeals of such claims) and no “prohibited transaction” within the meaning of Section 4975 of the Code and Section 406 of ERISA has occurred or is expected to occur with respect to any Employee Benefit Plan. None of CHH, any Subsidiary or any ERISA Affiliate, or any of their respective predecessors, has ever, directly or indirectly, contributed to or been in any way liable with respect to any plan subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA. Neither CHH nor any ERISA Affiliate provides for any health, disability, or life insurance benefits of any kind whatsoever (other than under Section 4980B of the Code, the U.S. Social Security Act, a plan qualified under Section 401(a) of the Code or as otherwise required by applicable law) to any current or future retiree or terminated employee.

(b)  CHH (i) has withheld and remitted all amounts required by law or by agreement to be withheld and remitted from the wages, salaries and other payments to their employees; (ii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iii) is not liable for any payment to any trust or other fund or to any governmental or administrative authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice). Hours worked by and payment made to employees of CHH have not been in violation of the Fair Labor Standards Act or any other applicable law dealing with such matters. Any individual engaged to provide services to CHH has been correctly classified as an independent contractor for all purposes, including payroll tax, withholding, unemployment compensation and benefits. CHH has not received any notice of any pending or threatened inquiry, audit or claim by any government authority or individual concerning the correct classification as an independent contractor of any person who has performed any services for CHH.

3.14  Environmental Matters.

(a)  CHH and all of the real property leased or operated by it is and, during the period leased or operated by CHH has been in compliance in all material respects with all United States federal, state and local, and all foreign, laws, regulations, rules, orders, decrees, ordinances and common law relating to pollution, the protection of human health or the environment, including, but not limited to, laws relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern (“Environmental Laws”). “Materials of Environmental Concern” means chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products, radiation (including, without limitation, radio-frequency radiation), and any other chemicals, materials or substances regulated by or that could result in liability under any Environmental Laws.

(b)  To the Knowledge of the Stockholder, there are no past or present actions, activities, circumstances, conditions, events or incidents, including, but not limited to, the release or potential release, emission, discharge or disposal of any Material of Environmental Concern, that could form the basis of any claim against or violation by CHH, or against any person or entity whose liability for any claim or violation CHH has (or may have) retained or assumed either contractually or by operation of law.

(c)  To the Knowledge of the Stockholder, (i) CHH has not generated, stored, transported, treated, disposed or arranged for the treatment, transportation, storage or disposal of Materials of Environmental Concern, (ii) there are no underground storage tanks located on any real property owned or leased by CHH, (iii) there is no asbestos contained in or forming part of any building, building component, structure or office space owned or leased by CHH, (iv) no polychlorinated biphenyls (PCBs) are used or stored at any real property owned or leased by CHH, and (v) without limiting the generality of the preceding clause, none of the electrical equipment located at any real property leased by CHH contains any PCBs.

(d)  Materials of Environmental Concern have not been generated, transported or disposed of by CHH or in connection with the conduct of its business from any real property now or previously owned, leased or operated by CHH in a manner or to a location, which could reasonably be expected to give rise to liability under Environmental Laws.

3.15  Permits and Licenses. CHH has and is in compliance with, all permits, licenses, franchises and other authorizations (“Licenses”) necessary for the conduct of its business, and all such Licenses are valid and in full force and effect. Schedule 3.15 contains a true and complete list of all Licenses that are material to the conduct of the business of CHH.

3.16  Transactions with Affiliates. Except as disclosed in schedule 3.4, there is no existing obligation, and since December 31, 2006 there has been no transaction, between CHH and any of the Stockholder or, other than compensation and expense reimbursement in the ordinary course consistent with past practices, any manager, officer or director of CHH or any of their respective affiliates.

3.17  No Misrepresentation. No representation or warranty by the Stockholder in this agreement (including the schedules to this agreement) and no statement made or contained in any certificate delivered to ACI pursuant to section 7.1 contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained in this agreement (including the schedules to this agreement) not misleading. The representations and warranties of the Stockholder shall be true in all material respects as of the Closing Date.

4.  Representations and Warranties of the Stockholder. Each of the Stockholder, severally and not jointly, represents and warrants to CHH and ACI that he, she or it has the full right, power and authority to enter into and perform this agreement in accordance with its terms; that he, she or it is not bound by or subject to any contractual or other obligation that would be violated by his, her or its execution or performance of this agreement; that this agreement is his, her or its legal, valid and binding obligation enforceable against him, her or it in accordance with its terms; that he, she or it owns, beneficially and of record, the number of shares of capital stock of CHH set forth opposite his, her or its name on schedule 1, in each case free and clear of any liens, claims or encumbrances; and that upon consummation of the transactions pursuant to section 1, ACI will acquire good and valid title to all the shares being purchased from him, her or it, free and clear of any lien, claim or encumbrance.

5.  Representations and Warranties by ACI. ACI represents and warrants to the Stockholder as follows:

5.1  Organization. ACI is a limited liability duly organized and validly existing under the laws of the State of New Jersey and has the full power and authority to enter into and perform this agreement in accordance with its terms.

5.2  Authorization of Agreement. The execution, delivery and performance of this agreement by ACI has been duly authorized by all necessary action of ACI and this agreement constitutes the legal, valid and binding obligation of ACI, enforceable against it in accordance with its terms. The execution, delivery and performance of this agreement by ACI has been duly authorized by all necessary action of ACI and this agreement constitutes the legal, valid and binding obligation of ACI, enforceable against it in accordance with its terms.

5.3  Consents of Third Parties. The execution, delivery and performance of this agreement by ACI will not (a) conflict with the organizational documents of ACI and will not conflict with or result in the breach or termination of, or constitute a default under, any lease, agreement, commitment or other instrument, or any order, judgment or decree to which ACI is a party or by which ACI is bound, or (b) constitute a violation by ACI of any law or regulation applicable to ACI. No consent, approval or authorization of, or designation, declaration or filing with, any governmental authority is required on the part of ACI in connection with the execution, delivery and performance of this agreement. The execution, delivery and performance of this agreement by ACI will not (a) conflict with the organizational documents of ACI and will not conflict with or result in the breach or termination of, or constitute a default under, any lease, agreement, commitment or other instrument, or any order, judgment or decree to which ACI is a party or by which ACI is bound, or (b) constitute a violation by ACI of any law or regulation applicable to ACI. No consent, approval or authorization of, or designation, declaration or filing with, any governmental authority is required on the part of ACI in connection with the execution, delivery and performance of this agreement.

5.4  Litigation. There is no claim, litigation, proceeding or governmental investigation pending or, to the best of ACI’s knowledge, threatened, or any order, injunction or decree outstanding, against ACI that would prevent the consummation of the transactions contemplated by this agreement.

6.  Further Agreements of the Parties.

6.1  Operation of the Business. From the date of this agreement through the Closing Date, the Stockholder shall cause CHH and each of the Subsidiaries:

(a)  to carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted;

(b)  not to, except with ACI’s prior written approval or as expressly set forth on schedule 6.1(a), (i) enter into any transaction or incur any liability or obligation (other than fees and expenses of counsel and accountants to CHH in connection with the consummation of the transactions contemplated hereby), (ii) sell or transfer any of its assets, other than assets that have worn out or been replaced with other assets of equal or greater value or assets that are no longer needed in the businesses of CHH, or (iii) hire any employee;

(c)  not to make any distribution or pay any dividend to any of the Stockholder or acquire any stock or other interest in CHH or, directly or indirectly, make any other payment of any kind or any loan to any of the Stockholder or any of their respective affiliates or members of their respective families, other than compensation for services or payments for products, in each case consistent with past practices;

(d)  to (i) maintain all of its assets in customary repair, maintenance and condition, except to the extent of normal wear and tear and (ii) maintain or cause to be maintained insurance on its assets and businesses as described in section.

6.2  Notices.

(a)  From the date of this agreement through the Closing Date, the Stockholder shall cause CHH promptly to notify ACI in writing of, and furnish any information that ACI may reasonably request with respect to, (a) any claim, litigation, proceeding or governmental investigation threatened or asserted by or against CHH or any material development with respect to any such claim, litigation, proceeding or investigation, (b) any event or condition that would cause any of the conditions to ACI’s obligation to consummate the transactions contemplated by this agreement not to be fulfilled and (c) any Material Adverse Effect.

(b)  From the date of this agreement through the Closing Date, ACI shall promptly notify CHH and the Stockholder of, and furnish any information to the Stockholder reasonably may request with respect to, any event or condition that would cause any of the conditions to the Stockholder’ obligations to consummate the transactions contemplated by this agreement not to be fulfilled.

6.3  Consents. The Stockholder shall cause CHH to use commercially reasonable efforts to obtain at the earliest practicable date, by instruments in form and substance reasonably satisfactory to ACI, all consents, without any conditions adverse to CHH or ACI, required for the consummation of the transactions contemplated by this agreement, including, without limitation, all consents set forth on schedule 6.3.

6.4  Expenses. Except as otherwise specifically provided in this agreement, each party shall bear its own expenses incurred in connection with the negotiation and preparation of this agreement and in connection with all obligations required to be performed by it under this agreement.

6.5  Access to Information.

(a)  Prior to the closing, ACI and its representatives may make such reasonable investigation of CHH as it may desire, and the Stockholder shall cause CHH to give to ACI and to its counsel, accountants and other representatives reasonable access during normal business hours throughout the period prior to the closing to all of the assets, books, commitments, agreements, records and files of CHH, and CHH promptly shall furnish to ACI during that period all documents and copies of documents (certified as true and complete if requested) and information concerning the business and affairs of CHH as ACI reasonably may request; provided that CHH shall not be required to disclose to ACI or any representative of ACI that information, in electronic form or otherwise, that is proprietary to clients or customers of CHH or where such disclosure would violate applicable law. ACI shall (unless otherwise required by applicable law) hold, and shall cause its representatives to hold, all such information and documents and all other information and documents delivered pursuant to this agreement confidential and, if the transactions contemplated by this agreement are not consummated for any reason, shall return to CHH all such information and documents and any copies as soon as practicable and shall not disclose any such information (that has not previously been disclosed by a party other than ACI or its affiliates) to any third party unless required to do so pursuant to a request or order under applicable laws and regulations or pursuant to a subpoena or other legal process. ACI’s obligations under this section shall survive the termination of this agreement.

(b)  Prior to the closing, ACI shall provide to CHH such reasonable business records as CHH may desire regarding the financial ability of ACI to consummate the transactions contemplated by this Agreement; provided that ACI shall not be required to disclose to CHH that information, in electronic form or otherwise, that is proprietary to clients or customers of ACI or where such disclosure would violate applicable law. CHH shall (unless otherwise required by applicable law) hold, and shall cause its representatives to hold, all such information and documents and all other information and documents delivered pursuant to this agreement confidential and, if the transactions contemplated by this agreement are not consummated for any reason, shall return to ACI all such information and documents and any copies as soon as practicable and shall not disclose any such information (that has not previously been disclosed by a party other than CHH or its affiliates) to any third party unless required to do so pursuant to a request or order under applicable laws and regulations or pursuant to a subpoena or other legal process. CHH’s obligations under this section shall survive the termination of this agreement.

6.6  Releases. Effective as of the Closing Date, and subject to the closing having occurred:

(a)  The Stockholder fully and unconditionally releases and discharges CHH and its successors and assigns, from all claims or causes of action, whether known or unknown, that it, he or she ever had or has as of the Closing Date arising out of any event or occurrence prior to, or any fact or circumstance existing as of, the Closing Date, except that there shall be excluded from this release by each of the Stockholder any claim against CHH for indemnity for third party actions brought against such Stockholder in its capacity as a Stockholder, director, officer or employee of CHH (but this exclusion shall not limit any rights or remedies that CHH or its affiliates may have under this Stock Purchase Agreement).

(b)  CHH fully and unconditionally releases and discharges each of the Stockholder, and their respective successors and assigns, from all claims or causes of action, whether known or unknown, that it ever had or has as of the Closing Date against such Stockholder in such Stockholder’s capacity as a holder of capital stock of CHH. For clarity, the foregoing does not release any claims or causes of action against a Stockholder other than in such Stockholder’s capacity as a holder of capital stock of CHH.

(c)  For clarity, no release or discharge of any actions or claims is made by any party hereto with respect to this Stock Purchase Agreement or any of the documents, instruments or agreements executed in connection therewith.

6.7  Other Action. No party to this agreement shall take any action that would result in any of its representations and warranties not being true as of the Closing Date. Each of the parties to this agreement shall use commercially reasonable efforts to cause the closing to be held at the earliest practicable date and, in that connection, to cause the fulfillment at the earliest practicable date of all of the conditions to the obligations of the parties to consummate the transactions under this agreement.

6.8  Further Assurances. At any time and from time to time after the closing, each of the parties shall, without further consideration, execute and deliver to the other parties such additional instruments of transfer, and shall take such other action as the other may reasonably request to carry out the transactions contemplated by this agreement.

6.9  Standstill. From the date of this agreement through the Closing Date (or, for clarity, termination of this agreement pursuant to its terms, if earlier), the Stockholder and CHH shall not directly or indirectly (i) solicit, initiate, or encourage the submission of any proposal or offer from any person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets, of CHH (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) participate in any discussion or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any person to do or seek any of the foregoing.  The Stockholder shall notify ACI immediately if any person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

7.  Conditions to Closing.

7.1  Conditions to the Obligations of ACI. ACI’s obligation to consummate the transactions under this agreement is subject to the fulfillment, at or prior to the closing, of each of the following conditions (any of which may be waived in writing by ACI):

(a)  each of the representations and warranties of CHH and the Stockholder contained in this agreement shall be true in all material respects (without duplication of any exceptions as to materiality contained therein) at and as of the time of the closing with the same effect as if it had been made again at and as of that time;

(b)  CHH and each of the Stockholder shall have performed and complied in all material respects with each obligation, covenant and condition required by this agreement to be performed or complied with by him, her or it prior to or at the closing;

(c)  there shall not be in effect an injunction or restraining order issued by a court of competent jurisdiction in an action or proceeding against the consummation of the transactions contemplated by this agreement;

(d)  there shall not have been any change or event that has had, or would reasonably be expected to have, a material adverse effect on the assets, liabilities, financial condition, businesses or operations of CHH;

(e)  there shall not be pending or, to the Knowledge of the Stockholder, threatened, any litigation, proceeding or governmental investigation relating to the transactions contemplated by this agreement;

(f)  ACI shall have been furnished with certificates of CHH and of the Stockholder’ Representative, on behalf of the Stockholder, dated the Closing Date, in form and substance reasonably satisfactory to ACI, certifying to the fulfillment of the conditions set forth in sections 7.1(a) through 7.1(e);

(g)  ACI shall have completed, to its reasonable satisfaction, its due diligence of CHH;

(h)  there shall not be outstanding any option to acquire from CHH any shares of CHH stock (other than options that will automatically terminate upon consummation of the closing).

7.2  Conditions to the Obligations of the Stockholder. The obligations of the Stockholder to consummate the transactions under this agreement are subject to the fulfillment, at or prior to the closing, of each of the following conditions (any of which may be waived by Stockholder holding a majority of all shares of common stock of CHH held by all Stockholder, determined on an as converted basis):

(a)  each representation and warranty of ACI contained in this agreement shall be true in all material respects at and as of the time of the closing with the same effect as though it had been made again at and as of that time;

(b)  ACI shall have performed and complied in all material respects with all obligations, covenants and conditions required by this agreement to be performed or complied with by it prior to or at the closing;

(c)  there shall not be in effect an injunction or restraining order issued by a court of competent jurisdiction in an action or proceeding against the consummation of the transactions contemplated by this agreement; and

(d)  CHH shall have been furnished with a certificate from ACI, dated the Closing Date, in form and substance satisfactory to CHH, certifying to the fulfillment of the conditions set forth in sections 7.2(a) through 7.2(c).

8.  Transactions at the Closing.

8.1  Documents to be Executed and Delivered by the Parties. At the closing, the parties shall execute and deliver such documents and instruments as shall be necessary to consummate the transactions contemplated by section 1.

8.2  Documents to be Delivered by ACI, CHH and the Stockholder. At the closing, the parties shall deliver the following:

(a)  The Stockholder shall deliver to ACI the Stockholder’s original stock certificate accompanied by a duly executed assignment separate from certificate;

(b)  the Stockholder shall deliver to ACI:

(i)  the certificate referred to in section 7.1(f);

(ii)  copies of all consents received pursuant to section 6.3; and

(iii)  the agreements referred to in section 7.1(h).

9.  Survival of Representations and Warranties; Indemnification.

9.1  Survival.

(a)  All representations and warranties by CHH and the Stockholder shall survive the closing notwithstanding any investigation at any time by or on behalf of ACI, and shall not be considered waived by the consummation of the transactions contemplated by this agreement with knowledge of any misrepresentation or breach by CHH or any of the Stockholder. The Stockholder shall not, however, have any liability for misrepresentation or breach of warranty except to the extent that notice of a claim is asserted in writing and delivered to the Stockholder’ Representative prior to the expiration of twelve months from the Closing Date, except for (i) misrepresentations or breaches of warranty in sections 3.13 and 3.14 for which a claim may be asserted within three years after the Closing Date, (ii) misrepresentations or breaches of warranty in sections 3.1, 3.3, 4 and 11.2 for which there shall be no time limitation for the assertion of a claim, and (iii)  misrepresentation or breach of warranty in section 3.10, for which a claim may be asserted at any time prior to sixty days after the expiration of the statute of limitations applicable to the tax involved (the representations and warranties referred to in the preceding clauses (i), (ii) and (iii) being referred to collectively as the “Excepted Matters” and the representations and warranties in the first sentence of section 3.1, and sections 3.3, 4 and 11.2, being referred to as the “Fundamental Matters”).

(b)  All representations and warranties by ACI shall survive the closing notwithstanding any investigation at any time by or on behalf of the Stockholder and shall not be considered waived by their consummation of the transactions contemplated by this agreement with knowledge of any misrepresentation or breach by ACI. ACI shall not, however, have any liability for misrepresentation or breach of any representation or warranty except to the extent that notice of a claim is asserted in writing and delivered to ACI prior to the expiration of twelve months from the Closing Date, except for misrepresentations or breaches in sections 5.1, 5.2 or 11.2, for which there shall be no time limitation.

(c)  A claim for indemnification for any matter not involving a Third Party Claim (as defined below) may be asserted by written notice to the party from whom indemnification is sought, specifying in reasonable detail the claim and the basis upon which indemnification is sought.

(d)  All statements contained in the certificate delivered by or on behalf of the Stockholder pursuant to section 7.1(f) of this agreement shall be considered representations and warranties by the Stockholder to ACI with the same force and effect as if contained in this agreement. All statements contained in the certificate delivered by or on behalf of ACI pursuant to section 7.2(d) this agreement shall be considered representations and warranties by ACI to the Stockholder with the same force and effect as if contained in this agreement.

9.2  Indemnification of ACI.

(a)  Subject to the limitations set forth in this section 9, the Stockholder shall indemnify ACI and its respective affiliates, partners, members, stockholders, directors, managers, officers, employees and representatives (the “Buyer Indemnified Parties”), in the manner and to the extent provided in this section 9, against all loss, liability, expense (including reasonable fees and expenses of counsel, whether involving a third party or between the parties to this agreement), diminution in value or damage (collectively referred to as “Losses”) any of them may suffer, sustain or become subject to as a result of any breach of any representation, warranty, covenant or other agreement of any of the Stockholder contained in this agreement, or any misrepresentation by any of the Stockholder, or any claim by a third party that, without regard to the merits of the claim, would constitute such a breach or misrepresentation. If any representation or warranty of any of the Stockholder is inaccurate, the Buyer Indemnified Parties shall be deemed to have suffered Losses to the extent that the value of ACI or the value of CHH capital stock acquired by ACI is less than it would have been if that representation and warranty had been accurate.

(b)  To the extent that Losses arise from a breach by a Stockholder of a covenant of such Stockholder or a breach of warranty or misrepresentation by such Stockholder with respect to the matters set forth in section 4, the Stockholder (and only the Stockholder) shall bear the indemnification obligation.

(c)  None of the Stockholder may seek to avoid his or her share of liability for any Losses based on any claim that CHH is liable for all or any portion of those Losses, and after closing the Stockholder shall have no right of indemnification or contribution against CHH or any of the Subsidiaries for any amounts paid to any Buyer Indemnified Party as a result of any Losses or for any other matter.

9.3  Indemnification of the Stockholder.

ACI shall indemnify and hold harmless the Stockholder and CHH (prior to the closing) and their respective affiliates, partners, members, stockholders, directors, managers, officers, employees and representatives against all loss, liability, damage, diminution in value or expense (including reasonable fees and expenses of counsel) they may suffer, sustain or become subject to as a result of any breach of any representations, warranties, covenants or other agreements of ACI, as applicable, contained in this agreement, or any misrepresentation by ACI, or any claim by a third party that, without regard to the merits of the claim, would constitute such a breach or misrepresentation.

9.4  Limitation on Liability.

(a)  The Stockholder shall not be liable for any misrepresentation or breach of warranty under this agreement unless and until the aggregate amount of Losses incurred by the Buyer Indemnified Parties as a result of all misrepresentations or breaches of warranty under this agreement exceeds $25,000 (in which event the Stockholder shall be liable only for the amount in excess of the Losses incurred by the Buyer Indemnified Parties over $25,000). This section 9.4(a) shall not apply, however, to any misrepresentation or breach of any warranty with respect to any of the Fundamental Matters, Excepted Matters or any matter in section 3.2(b).

(b)  Notwithstanding anything to the contrary in this Agreement, the Stockholder aggregate liability under this Agreement for Losses or otherwise (including, without limitation, for any breach of covenant, representation, warranty, indemnity, defense obligation or other obligation under this Agreement) shall not exceed $50,000.

(c)  If any third party shall notify any party hereto with respect to any matter (a “Third Party Claim”) that may give rise to a claim for indemnification by the party so notified against any other party to this agreement hereto, the indemnified party shall promptly give notice of the matter to the indemnifying party (in the case of the Stockholder, notice to the Stockholder’ Representative being sufficient); provided, however, that no delay on the part of the indemnified party in notifying the indemnifying party shall relieve the indemnifying party from any obligation hereunder unless (and then solely to the extent) the indemnifying party is thereby prejudiced.

(d)  An indemnifying party will have the right to defend the indemnified party against the Third Party Claim with counsel of its choice satisfactory to the indemnified party provided that (i) the indemnifying party notifies the indemnified party, in writing, within 15 days after the indemnified party has given notice of the Third Party Claim, that the indemnifying party will assume the defense of the Third Party Claim and pay all attorneys’ fees and other third party defense costs in connection therewith, (ii) the indemnifying party provides the indemnified party with evidence reasonably acceptable to the indemnified party that the indemnifying party (in the case of the Stockholder, that each of the Stockholder) will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (iii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (iv) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the indemnified party, likely to establish a precedential custom or practice adverse to the continuing business interests of the indemnified party, and (iv) the indemnifying party conducts the defense of the Third Party Claim actively and diligently.

(e)  So long as the indemnifying party (in the case of the Stockholder, the Stockholder’ Representative on behalf of the Stockholder) is conducting the defense of the Third Party Claim in accordance with section 9.4(d) above, (i) the indemnified party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim and (ii) the indemnified party shall not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the indemnifying party (not to be unreasonably withheld). In addition, the indemnifying party will not, at any time, consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the indemnified party (not to be unreasonably withheld).

(f)  If any of the conditions in section 9.4(d) above is or becomes unsatisfied, (i) the indemnified party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it may deem appropriate (and the indemnified party need not consult with, or obtain any consent from, any indemnifying party in connection therewith), provided, however, that the indemnifying party shall be given the right to participate in such defense through counsel chosen by the indemnified party at its expense, (ii) the indemnifying party shall reimburse the indemnified party promptly and periodically for the costs of defending against the Third Party Claim (including attorneys’ fees and expenses) to the extent that the Third Party Claim is subject to indemnity hereunder, and the indemnifying party shall remain responsible for any Losses the indemnified party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this section 9.4(f)(subject to the other limitations set forth in this section 9).

(g)  With respect to any action or proceeding subject to indemnification under this section 9.4(g), (i) both the indemnified party and the indemnifying party (in the case of the Stockholder, the Stockholder’ Representative), as the case may be, shall be kept fully informed of the action or proceeding at all stages thereof where such party is not represented by its own counsel, (ii) the parties shall render to each other such assistance as they may reasonably require of each other and shall cooperate in good faith with each other to try to ensure the proper and adequate defense of any such action or proceeding brought by any third party, and (iii) regardless of which party is controlling the settlement or defense of any action or proceeding, both the indemnified party and indemnifying party shall act in good faith.

(h)  With respect to any pending action or proceeding subject to indemnification under this section 9.4(f), the parties shall cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all confidential business records and the attorney-client and work-product privileges. In connection therewith, (i) each party shall use its commercially reasonable efforts, in any action or proceeding in which he or it has assumed or participated in the defense, to avoid production of confidential business records (consistent with applicable law and rules of procedure), and (ii) all communications between any party hereto and counsel responsible for or participating in the defense of any action or proceeding shall, to the extent possible, be made so as to reserve any applicable attorney-client or work-product privilege.

9.5  Additional Agreements Regarding Indemnity.

(a)  The parties shall treat any indemnity payment made under this agreement as an adjustment to the Purchase Price for Tax purposes, and the parties agree to file their tax returns accordingly.

(b)  The amount of any Losses for which indemnification is provided under this section 9 shall be net of (i) any amounts recovered by an indemnified party or any of its respective affiliates pursuant to any indemnification by or indemnification agreement with any third party, which amount shall be reduced by the fees, costs and expenses incurred by the indemnified party or such affiliate in recovering such indemnification to the extent not recovered, and (ii) any insurance proceeds or other cash receipts or reimbursement received at any time (whether before or after payment of any amounts hereunder) from an indemnifying party or any of its respective affiliates as an offset against such Losses.

(c)  This section 9.5 sets forth the exclusive remedies of the parties for any breach of this agreement by any other party, other than any rights that a party may have against any other party hereto in the event of such other party’s willful fraud; provided, however, the foregoing shall not limit any rights that any party may have to seek equitable relief or any remedies that the parties may have with respect to the Limited Guaranty attached hereto.

(d)  Each indemnified party shall (at the expense and request of the indemnifying party) use commercially reasonable efforts to pursue any available claims under all applicable insurance policies with respect to any matter subject to indemnification hereunder.

(e)  If an indemnifying party makes any indemnification payment under this section 9 with respect to indemnification obligations of such indemnifying party, and subsequent to such payment the indemnified party recovers any amounts under any insurance policy with respect to any matter giving rise to such indemnification payment, and such insurance proceeds (net of expenses incurred in connection with making or perfecting claims under such policies and net of the aggregate premiums paid under such policies) were not included in the computation of the Losses subject to indemnification, within 15 days after such payment the indemnified party who received such net insurance proceeds shall promptly pay to the indemnifying party (and if more than one indemnifying party, pro rata among them based on the amount of indemnification paid by each) of an amount equal to the insurance proceeds received, up to the amount of indemnification payments previously received by it.

(f)  Each indemnified party shall reasonably cooperate with an indemnifying party, as reasonably requested by it, him or her, in order for the indemnifying party’s efforts to mitigate Losses subject to indemnification by such indemnifying party, but no indemnified party shall be obligated to take any action (or omit to take any action) pursuant to this provision if in its reasonable business judgment the that act (or omission) would be adverse to its business interests.

10.  Termination.

10.1  Termination. This agreement may be terminated:

(a)  by written agreement of ACI and the Stockholder’s Representative;

(b)  by ACI or the Stockholder, by notice to the other, if at any time prior to the Closing Date any event shall have occurred or any state of facts shall exist that renders any of the conditions to its obligations as provided in this agreement incapable of fulfillment and not subject to cure; or

(c)  by ACI or the Stockholder, by written notice to the other, if the closing shall not have occurred by the date referred to in section 2.2.

10.2  Liability. The termination of this agreement shall not relieve any party of any liability for breach of this agreement prior to the date of termination.

11.  Miscellaneous.

11.1  Notices. Any notice or other communication under this agreement shall be in writing and shall be considered given when delivered personally or sent by facsimile, one business day after being sent by a major overnight courier, or four days after being mailed by registered mail, return receipt requested, to the parties at the addresses set forth below (or at such other address as a party may specify by notice to the other):

if to CHH:

Crystal Hospitality Holdings, Inc.
2160 Headquarters Plaza, 10th Floor
Morristown, New Jersery 07960
Fax: 973.644.0900

if to ACI:

Advanced Communications, Inc.
P.O. Box 3895
Fredericksburg, VA 22402
Fax: 540.361.7092

if to the Stockholder:

Crystal Hospitality Holdings, Inc.
2160 Headquarters Plaza, 10th Floor
Morristown, New Jersery 07960
Fax: 973.644.0900

11.2  Finders. The Stockholder represents and warrant that neither CHH nor any of them has used the services of any broker or finder in connection with the transactions contemplated by this agreement. ACI represents and warrants that it has not used the services of any broker or finder in connection with the transactions contemplated by this agreement.

11.3  Entire Agreement; Amendment.

(a)  This agreement, including the schedules and exhibits, contains a complete statement of all the arrangements among the parties with respect to its subject matter, supersedes any previous agreements among them relating to that subject matter, and cannot be changed or terminated orally. This agreement may be amended or waived in writing signed (in the case of a waiver, by the party to be charged thereby) by (i) CHH (until closing, but not thereafter), (ii) Stockholder owning a majority of all shares of common stock held by all Stockholder, determined on an as if converted basis (unless such amendment by its terms affects Stockholder in a material adverse manner from other Stockholder, in which case the written consent of such differently affected Stockholder shall also be required), and (iii) ACI.

11.4  Headings. The section headings of this agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this agreement.

11.5  Governing Law. This agreement shall be governed by and construed in accordance with the law of the State of Delaware applicable to agreements made and to be performed in New York.

11.6  Submission to Jurisdiction. The courts located in the State and County of New York shall have jurisdiction over the parties with respect to any dispute or controversy between them arising under or in connection with this agreement and, by execution and delivery of this agreement, each of the parties to this agreement submits to the jurisdiction of those courts, including, but not limited to, the in personam and subject matter jurisdiction of those courts, waives any objection to such jurisdiction on the grounds of venue or forum non conveniens, the absence of in personam or subject matter jurisdiction and any similar grounds, consents to service of process by mail (in accordance with section 11.1 or any other manner permitted by law) and irrevocably agrees to be bound by any judgment rendered thereby in connection with this agreement. These consents to jurisdiction shall not be deemed to confer rights on any person other than the parties to this agreement.

11.7  Waiver of Jury Trial. EACH OF THE PARTIES HERETO WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION TO ENFORCE, DEFEND, INTERPRET OR OTHERWISE CONCERNING THIS AGREEMENT.

11.8  Severability. If any provision of this agreement is invalid or unenforceable, the balance of this agreement shall remain in effect.

11.9  Waiver. Any party may waive compliance by any other party with any provision of this agreement. No waiver of any provision shall be construed as a waiver of any other provision. Any waiver must be in writing.

11.10  Assignment. No party may assign any of its rights or delegate any of its duties under this agreement without the consent of the other parties, except that ACI may assign any of its rights and delegate any of its duties to any of its affiliates (but no such assignment shall relieve ACI of any of its obligations under this agreement).

11.11  Definition. As used in this agreement, the term ‘affiliate’ means any person or entity directly or indirectly controlled by, controlling, or under common control with, any other person or entity.

11.12  Publicity. Except as required by applicable law, no party shall issue any press release or other public statement regarding the transactions contemplated by this agreement without the prior written consent of ACI and CHH. After execution of this agreement, CHH and ACI shall agree on a communications plan prior to any announcement of this agreement or the transactions contemplated hereby to any of CHH’s customers or employees (other than those employees involved in the sale process).

11.13  Parties in Interest. Nothing in this Agreement is intended to confer any rights or remedies under or by reason of this agreement on any persons or entities other than the parties hereto, and their respective successors and permitted assigns, and no provision of this agreement shall give any third persons any right of subrogation or action over or against the parties hereto, provided, however, that after closing, the identified indemnified parties shall be third party beneficiaries of section 9. Nothing in this agreement is intended to relieve or discharge the obligations or liability of any third persons or entities to the parties hereto.

11.14  Specific Performance. CHH and the Stockholder acknowledge that the business of CHH is of a special, unique and extraordinary character, and that any breach of this agreement by CHH or any of the Stockholder could not be compensated for by damages. Accordingly, if CHH or any of the Stockholder breaches its, his or her obligations under this agreement ACI shall be entitled, in addition to any other remedies that it may have, to enforcement of this agreement by a decree of specific performance requiring ACI, CHH and the Stockholder to fulfill their respective obligations under this agreement, without any bond or other security being required and without the necessity of showing actual damages.  The foregoing shall not limit any rights or remedies that CHH and the Stockholder may have in connection with a breach of this agreement by ACI.

- SIGNATURE PAGE FOLLOWS -

CRYSTAL INTERNATIONAL TRAVEL GROUP, INC.

By:	/s/ Peter Dugan
Name: Peter Dugan Title: President/CEO

CRYSTAL HOSPITALITY HOLDINGS, INC.

By:	/s/ Peter Gallic
Name: Peter Gallic Title: President

ADVANCED COMMUNICATIONS, INC.

By:	/s/ Dean A. Hoagland Sr.
Name: Dean A. Hoagland Sr. Title: President